TRUE LEAF ANNOUNCES MANAGEMENT CEASE TRADE ORDER PER NATIONAL POLICY 12-203

Vernon, BC - September 16, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") announces that its principal regulator, the British Columbia Securities Commission (the "BCSC"), has accepted the Company's request for, and the BCSC has granted, a management cease trade order (the "MCTO").

As previously announced on September 15, 2020, the application for the MCTO was made by the Company due to a delay in the preparation and filing of the Company's annual audited financial statements for the financial year ended March 31, 2020, the accompanying management's discussion and analysis and the related CEO and CFO certifications (collectively, the "Annual Filings") which were due July 29, 2020. The Company had relied on the temporary filing relief provided by BC Instrument 51-517 which provided an additional 45-day period for the Company to complete its Annual Filings. This period lapsed on September 14, 2020.

The MCTO restricts all trading in securities of the Company, whether direct or indirect, by the Chief Executive Officer, the Chief Financial Officer, and the directors of the Company until such time as the Annual Filings have been filed by the Company and the MCTO has been lifted. The MCTO does not affect the ability of shareholders who are not insiders of the Company to trade their securities. However, the applicable Canadian securities regulatory authorities could determine, in their discretion, that it would be appropriate to issue a general cease trade order against the Company affecting all of the securities of the Company.

The Company continues to work closely with its auditor and expects to file the Annual Filings no later than October 14, 2020.

During the MCTO, the Company confirms that it will comply with the provisions of the alternative information guidelines set out in National Policy 12-203 respecting Management Cease Trade Orders for as long as it remains in default, including the issuance of bi-weekly default status reports, each of which will be issued in the form of a news release. Further, if the Company provides any information to any of its creditors during the period in which it is in default of filing the Annual Financial Statements, the Company confirms that it will also file material change reports on SEDAR containing such information. The Company confirms that there is no other material information concerning the affairs of the Company that has not been generally disclosed as of the date of this press release.

About True Leaf

True Leaf Brands Inc. is a wellness company. True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements related to the anticipated delay in the completion of the Company's Annual Filings and the Company's ability to complete its audit and complete the Annual Filings by October 14, 2020.

Factors that could cause actual results to differ materially from those described in such forward-looking information include, but are not limited to, True Leaf may not complete its audit and file the Annual Filings as currently anticipated, or at all; True Leaf will be subject to a general cease trade order in the event that the Annual Filings are not completed and filed; and other related risks as set out in True Leaf's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, True Leaf assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.